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Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

December 13, 2004

by and among

NEON SYSTEMS, INC.,

CLIENTSOFT, INC.

and

U.S. BANK NATIONAL ASSOCIATION

i

4.25	Securities Laws	22
4.26	Representations Complete	22
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		23
5.1	Corporate Organization, Standing and Power	23
5.2	Authority	23
5.3	Litigation	24
5.4	Reports and Financial Statements	24
5.5	Brokers or Finders	24
5.6	Buyer Stock	24
5.7	Form S-3	24
5.8	Listing and Maintenance Requirements	25
ARTICLE VI PRE-CLOSING COVENANTS		25
6.1	Operation of Seller's Business	25
6.2	Press Releases and Public Announcements	27
6.3	Access to Information; Confidentiality	27
6.4	Consents, Approvals; Taking of Necessary Action	28
6.5	Notification of Certain Seller Matters	28
6.6	Stockholder Approval	28
6.7	Employment Matters	28
6.8	Financial Statements	29
6.9	Exclusivity	29
ARTICLE VII CONDITIONS TO THE CLOSING		30
7.1	Conditions to Obligations of Both Buyer and Seller	30
7.2	Additional Conditions to Obligations of Seller	30
7.3	Additional Conditions to the Obligations of Buyer	31
ARTICLE VIII CLOSING		32
8.1	Form of Documents	32
8.2	Buyer's Deliveries	32
8.3	Escrow	33
8.4	Seller's Deliveries	33
ARTICLE IX POST-CLOSING AGREEMENTS		33
9.1	Use of Trademarks; References to Seller	33
9.2	Further Assurances	34
9.3	Bulk Sales Laws	34
9.4	The Seller's Restrictions Regarding Securities Law Matters	34
9.5	Access to Buyer and Seller Records	34
9.6	Noncompetition	35

ARTICLE X TERMINATION		35
10.1	Termination of Agreement	35
10.2	Effect of Termination	36
ARTICLE XI ESCROW AND INDEMNIFICATION		36
11.1	Survival of Representations, Warranties and Covenants	36
11.2	Indemnification of Buyer	36
11.3	Escrow and Satisfaction of Claims for Buyer Damages	37
11.4	Indemnification of Seller; Satisfaction of Claims for Seller Damages	40
11.5	Third Party Claims	41
11.6	Maximum Liability; Basket	41
11.7	Purchase Price Adjustment	42
11.8	Escrow Agent's Duties	42
11.9	Escrow Agent Fees	44
ARTICLE XII GENERAL PROVISIONS		44
12.1	Notices	44
12.2	Interpretation	45
12.3	Entire Agreement; No Third Party Beneficiaries	45
12.4	Severability	45
12.5	Remedies Cumulative	46
12.6	Governing Law	46
12.7	Waiver of Jury Trial	46
12.8	Assignment	46
12.9	Rules of Construction	46
12.10	Attorneys' Fees	46
12.11	Counterparts	46
12.12	Telecopy Execution and Delivery	46
12.13	Amendments and Waivers	47
12.14	Transaction Expenses	47

SCHEDULES

Schedule 2.1(a)	List of Software, Technology and Intellectual Property Rights
Schedule 2.1(b)	List of Assumed Contracts
Schedule 2.1(e)	List of Equipment
Schedule 2.1(f)	List of Account Information
Schedule 2.2	Excluded Assets
Schedule 2.3(a)	List of Assumed Liabilities
Schedule 2.3(b)	List of Retained Liabilities
Schedule 3.4	List of Assumed Contracts for Purchase Price Adjustment
Schedule 6.7	Key Employees
Schedule 9.6	List of Employees Subject to Agreement Not to Hire

EXHIBITS

Exhibit A	Form of Indemnification Agreement
Exhibit B	Form of Warrant
Exhibit C	Seller Disclosure Schedule
Exhibit D	Buyer Disclosure Schedule
Exhibit E	Form of Opinion of Buyer Counsel
Exhibit F	Form of Opinion of Seller Counsel
Exhibit G	Form of Agreement Not to Hire
Exhibit H	Form of Bill of Sale, Assignment and Assumption of Liabilities Agreement
Exhibit I	Form of Registration Rights Agreement
Exhibit J	Form of Services Agreement

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of December 13, 2004, by and between NEON Systems, Inc., a Delaware corporation (the "Buyer"), ClientSoft, Inc., a Delaware corporation (the "Seller"), and, as to ARTICLE XI only, U.S. Bank National Association, as the Escrow Agent (the "Escrow Agent"). The Seller, Buyer and the Escrow Agent are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

        A.    Upon the terms and subject conditions of this Agreement, Seller wishes to sell to the Buyer all of the assets of Seller that relate to or are used or useful in the conduct of Seller's Business (as defined in Section 1.1(cc)) other than Excluded Assets and to transfer to the Buyer certain specified obligations and liabilities of Seller.

        B.    Upon the terms and subject to the conditions of this Agreement, Buyer wishes to acquire such assets and to assume such obligations and liabilities.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1   Certain Definitions. For purposes of this Agreement, the term:

          (a)   "Bankruptcy Law" means any national, federal, state, local or foreign law for relief of debtors applicable to Seller, and including Title 11 of the U.S. Code or similar laws of the United States.

          (b)   "Buyer Common Stock" means the Common Stock of the Buyer, $0.01 par value per share.

          (c)   "Buyer Material Adverse Effect" means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to the Buyer's license sales, sales pipeline, or maintenance revenue of Buyer's business, operations, results of operations, condition (financial or other), prospects, properties, assets or liabilities of the Buyer and its subsidiaries (taken as a whole), or (ii) materially impairs or could reasonably be expected to materially impair the ability of the Buyer to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended.

          (e)   "Closing Price" means the closing sales price per share of the Buyer Common Stock as reported on the Nasdaq National Market on the Closing Date.

          (f)    "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

          (g)   "Encumbrances" means any lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          (h)   "Environmental Law" means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

          (i)    "Environmental Permit" means any permit, approval, identification number, license or other authorization obtained by the Company or any subsidiary as required under or issued pursuant to any applicable Environmental Law.

          (j)    "Escrow Amount" means $2,319,047 in cash.

          (k)   "Exercise Price" means (i) 1.33, multiplied by (ii) the Closing Price.

          (l)    "Fair Market Value of Buyer Common Stock" means an amount per share of Buyer Common Stock determined as follows: (i) if traded on a securities exchange or through the Nasdaq Stock Market, the average of the closing prices per share of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the net exercise election; (ii) if traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) per share over the thirty (30) day period ending three (3) days prior to the net exercise; and (iii) if there is no active public market, the fair market value of one share of Buyer Common Stock, as determined in good faith by the Board of Directors of Buyer.

          (m)  "GAAP" means generally accepted accounting principles in the United States.

          (n)   "Governmental Entity" means any United States federal, state, local or foreign governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or authority.

          (o)   "Hazardous Material" shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          (p)   "Indemnification Agreement" means the Indemnification Agreement in the form of that attached hereto as Exhibit A.

          (q)   "Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

          (r)   "Laws" means all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities.

          (s)   "Object Code" means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

          (t)    "ordinary course of business" means any action taken by a person that: (i) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person; and (ii) does not require authorization by the stockholders of such person (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature other than approval by the board of directors.

          (u)   "Permitted Encumbrances" shall mean (i) Encumbrances for current Taxes not yet due and payable, and (ii) purchase-money liens which relate to obligations included in the Assumed Liabilities.

          (v)   "Principal Stockholder" means a securityholder of Seller that executes the Indemnification Agreement at or prior to Closing.

          (w)  "Products" means any and all versions, releases, updates or enhancements of the products that are developed, marketed or sold by Seller in the conduct of the Seller's Business, and any products or Technology under development by or on the behalf of Seller relating to or incorporating any such products, and all documentation, training or other tangible or intangible materials related to any of the foregoing.

          (x)   "PTO" means the United States Patent and Trademark Office.

          (y)   "Registered Intellectual Property Rights" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

          (z)   "Securities Act" means the Securities Act of 1933, as amended.

          (aa) "Seller Intellectual Property" means any Technology and Intellectual Property Rights (i) in and to the Products, (ii) to which Seller claims ownership and (iii) that are related to or used or useful in the conduct of the Seller's Business, including the Seller Registered Intellectual Property Rights that are owned by or exclusively licensed to Seller.

          (bb) "Seller Material Adverse Effect" means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to the license sales, sales pipeline, maintenance revenue of the Seller's Business, or to the Seller's Business, operations, results of operations, condition (financial or other), prospects, properties, assets or liabilities of the Seller, or (ii) materially impairs or could reasonably be expected to materially impair the ability of the Seller to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents.

          (cc) "Seller's Business" means software and services related to mainframe integration and access, including mainframe web services, mainframe web service management, mainframe data integration, mainframe application integration, and mainframe presentation integration, but does not include the Excluded Assets.

          (dd) "Software" means any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation, including any current or enhanced versions or updates thereto.

          (ee) "Source Code" means computer software code which may be printed out or displayed in human readable form, including related programmer comments and annotations, help text, data and data structures, instructions, and procedural, object-oriented and other code which may be printed out or displayed in human readable form.

          (ff)  "Tax" or, collectively, "Taxes" means (i) any and all domestic or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(ff) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group relief within a jurisdiction or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 1.1(ff) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

          (gg) "Technology" means all information and Intellectual Property Rights related to, constituting or disclosing, and all tangible or intangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions and discoveries (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship or processes.

          (hh) "Warrant Value Per Share" means (i) to the extent the Fair Market Value of Buyer Common Stock exceeds the Exercise Price, the difference between the Fair Market Value of Buyer Common Stock and the Exercise Price, and (ii) to the extent the Exercise Price equals or exceeds the Fair Market Value of Buyer Common Stock, an amount per share of Buyer Common Stock issuable upon exercise of the Warrant as determined by using the Black-Scholes model.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

        2.1   Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, upon the Closing Date, Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest existing now or at any time hereafter through the Closing Date (whether or not in inchoate form) in or to all of the assets, properties and rights of Seller that relate to or are used or useful in the conduct of the Seller's Business, including, without limitation, those listed below:

          (a)   All Seller Intellectual Property and all other inventions, materials, information, know-how and intellectual property rights that relate to or are used or useful in the conduct of the Seller's Business, including the Software, Technology and Intellectual Property Rights listed on Schedule 2.1(a) hereto;

          (b)   The contracts, agreements, contract rights, license agreements, purchase and sales orders, quotations and other executory rights of Seller and commitments of third parties that are set forth on Schedule 2.1(b) hereto (the "Assumed Contracts");

          (c)   All marketing materials, training materials, office and reference manuals and similar items that relate to or are used or useful in the conduct of the Seller's Business;

          (d)   The franchises, licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller that relate to or are used or useful in the conduct of the Seller's Business (to the extent the same are transferable) (the "Permits");

          (e)   The furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds and other tangible personal property that are set forth on Schedule 2.1(e) hereto;

          (f)    All books of account, customer and supplier lists, including addresses and other CRM data, drawings, files, papers and records relating to the Seller's Business and all information with respect to the accounts referenced on Schedule 2.1(f) hereto;

          (g)   All causes of action, judgments and claims or demands of whatever kind or description arising out of or relating to the Purchased Assets;

          (h)   All rights of Seller, if any, under express or implied warranties from suppliers and vendors to Seller that relate to or are used or useful in the conduct of the Seller's Business and associated with the Purchased Assets; and

          (i)    All goodwill, if any, associated with the Seller's Business.

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 2.1 are collectively referred to as the "Purchased Assets." All of the Purchased Assets shall be sold to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances. Notwithstanding anything else, Buyer shall not be liable or obligated with respect to any liability, obligation or commitment with respect to any of the foregoing except as expressly provided in Section 2.3 below.

        2.2   Excluded Assets. Notwithstanding Section 2.1, the following assets shall be retained by Seller and shall not be included in the Purchased Assets (the "Excluded Assets"):

          (a)   all cash and cash equivalents of Seller;

          (b)   all accounts receivable of Seller;

          (c)   the assets identified on Schedule 2.2;

          (d)   all Tax credits and Tax refunds pertaining to the Business or the Purchased Assets attributable to any pre-closing tax period; and

          (e)   the rights and obligations of Seller under this Agreement and any of the other Transaction Documents.

        2.3   Agreement to Assume Assumed Liabilities.

          (a)   At the Closing, and subject to the terms and conditions of this Agreement, Buyer shall assume and agree to discharge and perform when due, those liabilities and obligations of Seller, and only those liabilities and obligations of Seller, that are specifically enumerated in Schedule 2.3(a) (the "Assumed Liabilities"); provided, however, and without limiting the generality of the foregoing, Assumed Liabilities shall not include (i) any liability of the Seller for Taxes of any kind, including without limitation, those resulting from the transactions contemplated in this Agreement or the other Transaction Documents, or otherwise, (ii) any obligation of the Seller to indemnify any person (including any of the stockholders of Seller) by reason of the fact that such person was a director, officer, employee, or agent of any of the Seller or any subsidiary, or (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          (b)   Except for the Assumed Liabilities, Seller shall retain all debts, liabilities, duties, obligations or commitments, whether known or unknown, fixed or contingent, of any nature of Seller or related to the Seller's Business or the Purchased Assets, whether now or hereinafter existing, including without limitation, the indemnification obligations of Seller pursuant to Section 11.2 and for liabilities and obligations identified in Schedule 2.3(b) (the "Retained Liabilities").

        2.4   No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

        3.1   Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and the covenant contained in Section 9.6 and in full payment therefor, (i) Buyer will pay to Seller, or cause to be paid to Seller, the Purchase Price set forth in Section 3.2 and (ii) Buyer will assume the Assumed Liabilities.

        3.2   Amount. The purchase price for the Purchased Assets shall be as follows (collectively, the "Purchase Price"):

          (a)   Ten Million Five Hundred Thousand Dollars ($10,500,000), subject to adjustments set forth in Section 3.4 and the indemnification obligations of the Seller set forth in ARTICLE XI and the Principal Stockholders as set forth in the Indemnification Agreements executed by each Principal Stockholder, payable in cash (the "Cash Purchase Price"); and

          (b)   A Warrant to purchase 1,125,000 shares of Buyer Common Stock having an exercise price equal to the Exercise Price, in the form of that attached hereto as Exhibit B), subject to the indemnification obligations of the Seller set forth in ARTICLE XI and the Principal Stockholders as set forth in the Indemnification Agreements executed by each Principal Stockholder, (the "Warrant").

        3.3   Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 4:00 p.m. at the offices of Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, FL 33131on the date hereof, or on such other date, or at such other time or place, as shall be agreed upon by Seller and Buyer (the "Closing Date").

        3.4   Purchase Price Adjustment. With respect to any Assumed Contract listed on Schedule 3.4, in the event that any required consent of a party to such Assumed Contract other than Seller is not obtained by Seller within ninety (90) days after the Closing Date, Seller shall assign, transfer and deliver to Buyer a cash amount equal to two times the amount of the maintenance renewal value listed across from such Assumed Contract on Schedule 3.4. Notwithstanding the foregoing, Buyer shall not assert a claim against Seller for reimbursement hereunder until such time that the aggregate of all claims shall exceed $15,000, in which event, Buyer shall be entitled to a refund on the full amount of such claims. Any amounts due to Buyer under this Section 3.4 shall be paid to Buyer out of the Escrow Fund in accordance with Section 11.7.

        3.5   Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth in a statement of allocation of the Purchase Price (plus Assumed Liabilities), such statement to be prepared by Buyer at the Closing Date or as soon as practicable thereafter and mutually agreed upon by Buyer and Seller. The statement of the allocation prepared and mutually agreed to in accordance with this Section 3.5 shall be binding upon the parties hereto and shall be prepared using the allocating methods and principles required by Section 1060 of the Code and the regulations promulgated thereunder. Neither Buyer nor Seller shall take any position inconsistent with such allocations, and any and all filings with and reports made to any taxing authority will be consistent with that allocation, except in each case to the extent that Buyer or Seller reasonably believes, after discussion with the other, that the foregoing will result in a violation of applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct, except as set forth in the disclosure schedule delivered by Seller to Buyer prior to the execution and delivery of this Agreement and attached hereto as Exhibit C, which shall reference the specific representation by cross reference (the "Seller Disclosure Schedule").

        4.1   Corporate Organization; Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own its properties and to carry on the Seller's Business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Seller Material Adverse Effect. Seller has previously furnished to Buyer a complete and correct copy of Certificate of Incorporation and Bylaws, each as amended to date (the "Seller Charter Documents"). Seller is not in violation of any of the provisions of the Seller Charter Documents. The Seller does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association, whether incorporated or unincorporated.

        4.2   Authority.

          (a)   Seller has all requisite corporate power and authority to enter into the Agreement and the agreements and documents relating thereto (the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

          (b)   The execution and delivery of this Agreement and the Transaction Documents by Seller does not, and the performance of this Agreement and the Transaction Documents by Seller shall not, (i) conflict with or violate the Seller Charter Documents, (ii) conflict with or violate any Laws applicable to Seller, or by which any of its assets or properties are bound or affected, or (iii) except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default)

  under, or impair Seller's, rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance, other than a Permitted Encumbrance, on any of the properties or assets of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller's properties are bound or affected.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Seller Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

        4.3   Compliance with Laws. Seller's properties and operations, are and have since inception been in compliance in all material respects with all Laws applicable to Seller or by which any of its properties or operations is bound or effected. Seller has not received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

        4.4   Financial Statements. Seller has delivered to Buyer an audited consolidated balance sheet of Seller as of, and the related audited consolidated statements of income and cash flows for the fiscal years ended, December 31, 2002 and 2003 (the "Seller Audited Financial Statements") and an unaudited consolidated balance sheet of Seller as of September 30, 2004 and the related unaudited consolidated statements of income for the nine-month period then ended (the "Seller Unaudited Financial Statements", and together with the Seller Audited Financial Statements, the "Seller Financial Statements"). Each of the Seller Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of Seller and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and each fairly presents the consolidated financial position of Seller as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated consistent with the books and records of Seller, except that the Seller Unaudited Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount and such Seller Unaudited Financial Statements may not contain all notes required by GAAP.

        4.5   No Undisclosed Liabilities. Seller does not have any debts, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted and whether or not required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP that are, individually or in the aggregate, material to the Seller's Business, operations or financial condition of Seller, except liabilities (i) provided for in the Seller's unaudited consolidated balance sheet included in the Seller Unaudited Financial Statements (the "Seller Balance Sheet"), (ii) incurred since the date of the Seller Balance Sheet in the ordinary course of business and consistent with past practice and that are not material in amount or (iii) disclosed in the Seller Disclosure Schedule (to the extent so disclosed). Seller knows of no basis for the assertion against Seller of any other liability or loss contingency for which a reserve is required to be disclosed in the Seller Financial Statements in accordance with GAAP that is not disclosed.

        4.6   Absence of Certain Changes or Events. Since December 31, 2003, Seller has conducted the Seller's Business in the ordinary course consistent with past practice and there has not been: (i) any Seller Material Adverse Effect; (ii) any damage to, destruction or loss of any of the Purchased Assets (whether or not covered by insurance) in excess of $10,000 in the aggregate; (iii) any revaluation by Seller of any of the Purchased Assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (iv) any transaction, commitment, contract or agreement entered into by Seller, or any relinquishment by Seller of any contract or other right, in any case related to the Purchased Assets and having a value of or involving aggregate payments or value in excess of $10,000, other than in the ordinary course of business; (v) any material adverse change in any customer, supplier, licensee or licensor relationship, including any cancellation, termination or adverse modification or threatened cancellation, termination or adverse modification of any such relationship, in each case that is related to the Purchased Assets; or (vi) any grant of any severance or termination pay to any Seller employee or consultant, or any increase in the rate or terms of compensation payable or to become payable by Seller to any of its employees or consultants, or any increase in the rate or terms of any bonus, pension or other employee benefit plan covering any of the Seller's employees or consultants (including any new or amended employment, consulting or other compensation agreement).

        4.7   Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Seller, threatened (including allegations that could form the basis for future action), against Seller or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Seller that could reasonably be expected to have a Seller Material Adverse Effect. All litigation to which Seller is a party (or, to the knowledge of Seller, threatened to become a party) is disclosed in the Seller Disclosure Schedule. Seller does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

        4.8   Governmental Authorization. Section 4.8 of the Seller Disclosure Schedule lists each federal, state, county or local governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Seller currently operates or holds any interest in any of its properties related to the Seller's Business or (ii) that is required for the operation of the Seller's Business or the holding of any such interest, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permits could not reasonably be expected to have a Seller Material Adverse Effect.

        4.9   Title to Property; Assets.

          (a)   Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, Seller has good and marketable title to, or in the case of leased properties or assets, a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances.

          (b)   The Purchased Assets listed in Schedules 2.1(a)—2.1(i) include all of the assets that are necessary to operate the Seller's Business in the same manner as the Seller's Business is currently operated by Seller or useful in the operation of the Seller's Business by Seller. The Purchased Assets are free from any material defect (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which is presently is used and presently is proposed to be used.

        4.10 Intellectual Property Rights.

          (a)   Section 4.10(a) of the Seller Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by Seller in connection with the conduct of the Seller's Business or related to the Products (the "Seller Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Seller Registered Intellectual Property Rights or Seller Intellectual Property.

          (b)   Each item of Seller Registered Intellectual Property Rights is subsisting, and all necessary registration, maintenance and renewal fees in connection with the Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by Seller within 90 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Right. Except as set forth in Section 4.10(b) of the Seller Disclosure Schedule, for each product, technology or service of Seller that constitutes or includes a copyrightable work or semiconductor mask work, Seller has registered the copyright in the latest version of such work with relevant Governmental Entities, including the U.S. Copyright Office. In each case in which Seller has acquired any Technology or Intellectual Property Right from any person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller and except as set forth in Section 4.10(b) of the Seller Disclosure Schedule, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Seller has not claimed "Small Entity" status or other particular status in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

          (c)   Each item of Seller Intellectual Property and all Intellectual Property Rights and Technology licensed to Seller, is free and clear of any Encumbrances. Seller is the exclusive owner of all Seller Intellectual Property.

          (d)   Seller has no knowledge of any facts or circumstances that would render any Seller Intellectual Property invalid or unenforceable, including any information or fact that would constitute prior art, that would render any of the Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Seller Registered Intellectual Property Right. Seller has not misrepresented, or failed to disclose, nor does Seller have any knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right of Seller.

          (e)   The Seller Intellectual Property listed on Schedule 2.1(a) constitutes all the Technology and Intellectual Property Rights used in or necessary to the conduct of the Seller's Business as it currently is conducted, planned or is contemplated to be conducted, including the design, development, manufacture, use, import and sale of products, technology and performances of services (including products, technology or services currently under development).

          (f)    Seller has taken all steps that are reasonably required to protect its rights in its confidential information in any Products, Technology and in the Seller Intellectual Property Rights. Without limiting the foregoing, Seller has, and enforces, a policy requiring each employee or independent contractor to execute a proprietary information, confidentiality and assignment agreement, the form of which has been provided to Buyer, and, to the knowledge of Seller, all current and former employees and independent contractors of Seller have executed such an agreement that covers the periods of time in which such individuals were engaged by Seller.

          (g)   To the extent that any Technology included in the Purchased Assets has been developed or created by any person other than Seller or jointly with any person other than Seller, Seller has a written agreement with such person with respect thereto, and thereby has irrevocably obtained worldwide, perpetual ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights included in the Purchased Assets including the right to seek past and future damages with respect thereto by operation of law or by valid assignment; and has received the waiver with respect thereto of all non-assignable rights including but not limited to all author or moral rights. To the knowledge of Seller, each current and former employee or independent contractor has entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Technology and Intellectual Property Rights included in the Purchased Assets created by such employee or independent contractor in the scope of his or her employment with or service to Seller.

          (h)   All Technology used in or necessary to the conduct of the Seller's Business was written and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any of the Seller Intellectual Property included in the Purchased Assets.

          (i)    The contracts, licenses and agreements listed in Section 4.10(i) of the Seller Disclosure Schedule include all contracts, licenses and agreements pursuant to which any person has licensed any Technology or Intellectual Property Rights to Seller in connection with the Seller's Business or the Purchased Assets. Seller is not in breach of nor has it failed to perform under, any of the foregoing contracts, licenses or agreements and, to Seller's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

          (j)    None of the Seller Intellectual Property was developed by or on behalf of or using grants of any Governmental Entity.

          (k)   The operation of the Seller's Business as it currently is conducted or is contemplated to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Seller does not and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

          (l)    There are no contracts, licenses or agreements between Seller and any other person with respect to Seller Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

          (m)  To Seller's knowledge, no person is infringing or misappropriating, or has infringed or misappropriated, any Seller Intellectual Property. The Seller has not brought any action, suit or proceeding for infringement of any Seller Intellectual Property or breach of any license or agreement involving Intellectual Property Rights against any third party.

          (n)   No Seller Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of the foregoing.

          (o)   All Seller Intellectual Property is fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

          (p)   Seller has not transferred ownership of, or granted exclusive rights to use, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other person, except pursuant to the standard end-user software license agreement, a form of which is set forth in the Seller Disclosure Schedule.

          (q)   The contracts, licenses and agreements listed in the Seller Disclosure Schedule include all contracts, licenses and agreements to which Seller is a party with respect to any Product, Technology or Intellectual Property Rights included in the Purchased Assets. The termination or expiration of any inbound licenses of Technology or Intellectual Property Rights will not adversely affect the operation of the Seller's Business. No person who has licensed Technology or Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Technology or Intellectual Property Rights which has been licensed to Seller.

          (r)   Section 4.10(r) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between Seller and any other person wherein or whereby, with respect to the Seller's Business or any Purchased Asset, Seller has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any person other than Seller.

          (s)   No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of Seller Intellectual Property. To the Seller's knowledge, no current or former Employee, who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such Employee was also performing services for Seller.

          (t)    Section 4.10(t) of the Seller Disclosure Schedule correctly and accurately lists all Software or other Technology that is distributed as "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("Open Source Materials") used by the Seller in any way in connection with the conduct of the Seller's Business, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by the Seller). The Seller has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Seller Intellectual Property or Products, (b) distributed Open Source Materials in conjunction with any Seller Intellectual Property or Products, or (c) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to Seller Intellectual Property or Products or grant, or purport to grant, to any third party, any rights or immunities under Seller Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). No Product or Seller Intellectual Property is subject to the terms of license of any such Open Source Materials.

          (u)   Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which the Seller is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Seller Intellectual Property (including Source Code for any Software belonging to the Seller), (ii) Buyer granting to any third party any right, title or interest to or with respect to any Technology Intellectual Property Rights owned by, or licensed to, Buyer pursuant to any agreement to which the Seller is a party or by which it is bound, (iii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, (iv) any restriction on the ability of the Buyer to share information relating to its ongoing business or operations, or (v) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing Date pursuant to any agreement to which the Seller is a party or by which it is bound.

          (v)   The Seller owns or has valid licenses to the Source Code for all products owned, distributed and presently supported by it in connection with the conduct of the Seller's Business. To the extent that Seller is not in possession of such Source Code, Seller has the right to obtain possession of the Source Code in the event that the licensor ceases operations, is subject to an action under applicable bankruptcy law, or fails to support the respective software. The Seller has taken all actions customary in the software industry to document the Software which is claimed to be owned by it and its operation, such that such Software, including the Source Code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

        4.11 Taxes. Seller hereby affirms to Buyer that all Taxes imposed by the United States, any state, municipality, other local government or other subdivision or instrumentality of the United States, or any foreign country or any state or other government thereof, or any other taxing authority, that are due or payable by Seller with respect to the Seller's Business, and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of an Encumbrance on the Purchased Assets or against Buyer, other than Taxes which are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by Law to be made by Seller with respect to employees' withholding Taxes have been duly made. Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposits which would result in the imposition of an Encumbrance on the Purchased Assets or against Buyer, and Seller does not have a Tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition of any Encumbrances on the Purchased Assets or against Buyer. No audit or other examination by a taxing authority of any Tax return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or examination. Seller's tax basis in the Purchased Assets is consistent with the amounts reported on Seller's Tax returns.

        4.12 Employee Benefit Plans.

          (a)   Except as set forth in Section 4.12 of the Seller Disclosure Schedule, Seller is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization. Seller is not a party to, nor has made any contribution to or otherwise incurred any obligation under, a "multiemployer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended.

          (b)   Seller has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 prior to the Closing.

        4.13 Agreements, Contracts and Commitments. Section 4.13 of the Seller Disclosure Schedule contains a true, complete and correct list of each of the following contracts (or, in the case of oral contracts, summaries thereof) to which Seller is a party and which is related to the conduct of the Seller's Business, or by which any of the Purchased Assets are bound or subject (collectively, the "Material Contracts"):

          (a)   any agreement or series of related agreements requiring aggregate payments by or to Seller of more than $10,000 in any twelve month period;

          (b)   any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of Seller under which Seller has any obligations as of the date hereof and that (i) involves an obligation of Seller to make payments exceeding $10,000 in any year, (iii) contains non-competition provisions imposing restrictions on Seller or an executive officer or key employee of Seller, or (ii) involves any severance or termination payments or other similar obligation;

          (c)   any agreement with any labor union or association representing any employee of Seller;

          (d)   any agreement for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates Seller to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, that is not terminable on not more than 30 days notice (without penalty or premium) and that involves future payments by Seller of more than $10,000;

          (e)   any agreement for the sale of any of the Purchased Assets (other than in the ordinary course of business) or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any such assets;

          (f)    any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $10,000;

          (g)   any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

          (h)   any agreement obligating Seller to deliver future product enhancements other than in the ordinary course of business or containing a "most favored nation" pricing clause;

          (i)    any agreement relating to the acquisition by Seller of any operating business or the capital stock of any other person;

          (j)    any agreement requiring the payment to any person of a brokerage or sale commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees or agents in the ordinary course of business);

          (k)   any lease, sublease or other agreement under which Seller is lessor or lessee of any real property or equipment or other tangible property that involves the future payment by Seller of more than $10,000;

          (l)    any agreement with a change of control provision or otherwise requiring any consent, approval, waiver or other action by any person in connection with the Closing;

          (m)  any agreement involving the assignment, transfer, license (whether as licensee or licensor), pledge or Encumbrance of any Seller Intellectual Property;

          (n)   any distribution or sales representative agreement or agreement appointing any agent; and

          (o)   any other material agreement whether or not made in the ordinary course of business.

        True and complete copies of all written Material Contracts and true and complete summaries of all oral Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished to Buyer. Each Material Contract is valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with its terms. The Seller is not in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by Seller) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by Seller, nor, to the knowledge of Seller, is any other party to any Material

Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Material Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement. To the knowledge of Seller, no party to any of the Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract. Seller represents and warrants that none of the Assumed Contracts shall be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement, and Seller has obtained all necessary consents, waivers and approvals of parties to any Assumed Contract as are required thereunder in connection with the transactions contemplated hereby or for such Assumed Contract to remain in effect without modification after the Closing. Following the Closing Date, Buyer will be permitted to exercise all of Seller's rights under the Assumed Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

        4.14 Real and Personal Property. Section 4.14 of the Seller Disclosure Schedule contains a complete and correct list of all real property (including buildings and structures) leased or subleased by Seller that is related to or used or useful in the conduct of the Seller's Business and all interests therein (including a brief description of the property and the location). Seller does not own nor has it ever owned any real property. All material work required to be done by Seller as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or, to the knowledge of Seller, threatened that would affect the use of any such property by Seller. Seller enjoys peaceful and undisturbed possession under all real property leases under which it is operating in accordance with the terms of such leases, and all rents and additional rents due to date from Seller under such leases have been paid in full. Section 4.14 of the Seller Disclosure Schedule contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned by Seller with an original cost in excess of $10,000 individually that is related to or used or useful in the conduct of the Seller's Business. Except as set forth in the Seller Disclosure Schedule, none of Seller's personal property is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement.

        4.15 Insurance. All of Seller's insurance policies and bonds are of the type, cover such risks and in such amounts, and have such deductibles and exclusions, as are customary for persons conducting businesses or owning assets similar to those of Seller. All such insurance policies and bonds are in full force and effect and are valid and enforceable in accordance with their terms. Seller has not made any claim under any such policy or bond. All premiums due and payable on or prior to the date of this Agreement under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of all such policies and bonds. Seller has not failed to give any notice or present any material claim under any such policy or bond in due and timely fashion. Seller has not received any notice of termination, cancellation or non-renewal of, or premium increase or coverage limitation or reduction with respect to, any such policies or bonds.

        4.16 Environmental Matters. Seller is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits and all past noncompliance of Seller with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability. No Hazardous Materials are present as a result of the actions of Seller or, to Seller's knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller has at any time owned, operated, occupied or leased. Seller has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Environmental Law in effect on or before the Closing Date, and Seller has not disposed of, transported, sold, used or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activities.

        4.17 Customers and Suppliers. Section 4.17 of the Seller Disclosure Schedule sets forth (a) the ten largest customers of the Seller's Business, on the basis of revenues for goods sold or services provided for the most recent fiscal year, and (b) the ten largest suppliers of the Seller's Business, on the basis of cost of goods or services purchased for the most recent fiscal year (collectively, the "Customers and Suppliers"). Seller knows of no plan or intention of any of the Customers or Suppliers to terminate, cancel or otherwise adversely modify its relationship with Seller or to decrease materially or limit any of its products or services to Seller or its usage or purchase of any of the services or products of Seller. Seller does not offer or use any current customer incentive programs, whether written or oral and whether or not deemed or considered to be legally enforceable, that involve the payment of rebates or issuance of credits by Seller or the sharing of marketing expenses by Seller.

        4.18 Employee Matters.

          (a)   No current or former officer, employee or consultant of Seller is obligated under any contract or other agreement or subject to any order or Law that would interfere with the Seller's Business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Seller's Business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Seller's Business as presently conducted, will result in a conflict or breach of, or a default under, any agreement which Seller's officers, employees or consultants is now bound.

          (b)   No work stoppage or labor strike against Seller is pending, or, to the knowledge of Seller, threatened or reasonably anticipated. Seller knows of no activities or proceedings of any labor union to organize any employees of Seller that participate in the Seller's Business. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Seller that participates in the conduct of the Seller's Business, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability or obligation to Seller. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Seller.

        4.19 Books and Records. The books and records of the Seller's Business are complete and correct in all material respects and have been maintained in accordance with sound business practices. The Seller has made and kept books and records which, in reasonable detail, accurately and fairly reflect its transactions and the dispositions of its assets and the Seller' Business. The Seller maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management's general or specific authorization.

        4.20 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document which has been requested by Buyer or its counsel in connection with their legal and accounting review of Seller.

        4.21 Bankruptcy; Insolvency.

          (a)   Seller has not (i) instituted proceedings under Bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) failed generally to pay its debts as they become due, (x) had unreasonably small assets in relation to the Seller's Business of Seller, or (xi) taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

          (b)   The occurrence of the Closing and the transactions contemplated by this Agreement, before and after Closing shall not cause Seller to, and as a result of the transactions contemplated by this Agreement, Seller shall not be required to, (i) institute proceedings under Bankruptcy Law, (ii) have a bankruptcy proceeding filed against it, (iii) file a petition or answer of consent seeking reorganization under any bankruptcy or any similar law or similar statute, (iv) consent to the filing of any such petition, (v) have appointed a Custodian (as defined below) of it or any of its assets or property, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) fail generally to pay its debts as they become due, (x) have unreasonably small assets in relation to the Seller's Business of Seller, or (xi) take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

          (c)   Seller is receiving reasonably equivalent value in exchange for the Purchased Assets.

        4.22 Brokers or Finders. Neither the Seller nor any of the Principal Stockholders has incurred, or will incur, directly or indirectly, as a result of any action taken by Seller, any liability for brokerage or finders' fee or agents' commissions or any similar charges in connection with this Agreement.

        4.23 Certain Transactions and Agreements. None of the officers and directors of Seller and, to Seller's knowledge, none of the employees or stockholders of the Seller, nor any member of their immediate families, nor any affiliate of the foregoing has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except with respect to any interest in less than two percent of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Seller, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Buyer. None of said officers, directors, employees, stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any Seller Intellectual Property) that is used in, or that pertains to, the Seller's Business of Seller, except for the rights of a stockholder under applicable Law.

        4.24 No Restrictions. Seller is not a party to, and no asset or property of Seller is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) (each a "Restriction") that restricts or prohibits, or purports to restrict or prohibit, Seller from freely engaging in any business now conducted or contemplated by Seller or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that Seller may address in operating its business; or restricting the prices which Seller may charge for its products or technology or services), or includes any grants by Seller of exclusive rights or licenses other than Restrictions which do not and will not affect the Purchased Assets or the Assumed Liabilities.

        4.25 Securities Laws. Seller is acquiring the Warrant for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Seller is an "accredited investors" within the meaning of Regulation D of the Securities Act. Seller acknowledges and agrees that neither the issuance of the Warrant nor the issuance of the shares of Buyer Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") will be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof.

        4.26 Representations Complete. None of the representations or warranties made by Seller herein or in any Schedule hereto, including the Seller Disclosure Schedule, or certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a fact, or omits or will omit at the

Closing to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct, except as set forth in the disclosure schedule delivered by Buyer to Seller prior to the execution and delivery of this Agreement and attached hereto as Exhibit D (the "Buyer Disclosure Schedule").

        5.1   Corporate Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Buyer Material Adverse Effect. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Buyer has previously furnished to Seller a complete and correct copy of Buyer's Certificate of Incorporation and Bylaws, each as amended to date.

        5.2   Authority.

          (a)   Buyer has all requisite corporate power and authority to enter into the Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

          (b)   The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Certificate of Incorporation or Bylaws of Buyer or any material contract to which Buyer is a party.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

        5.3   Litigation. Except as set forth in Section 5.3 of the Buyer Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Buyer, threatened (including allegations that could form the basis for future action) against Buyer or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Buyer that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Buyer Material Adverse Effect. All litigation to which Buyer is a party (or, to the knowledge of Buyer, threatened to become a party) is disclosed in the Buyer Disclosure Schedule. Buyer does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

        5.4   Reports and Financial Statements. Buyer has filed all forms, reports and documents required to be filed by it pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2004 (collectively, the "Buyer SEC Reports"). As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated audited financial statements and consolidated unaudited interim financial statements of Buyer included in the Buyer SEC Report (together, the "Buyer Financial Statements"): (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated by Form 10-Q under the Exchange Act and subject to normal recurring year-end adjustments); (iii) fairly present the consolidated financial condition, results of operations and cash flows of Buyer and each of its subsidiaries as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent in all material respects with the books and records of Buyer.

        5.5   Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

        5.6   Buyer Stock. The shares of Buyer Common Stock issuable upon exercise of the Warrant issued to Seller pursuant hereto shall upon issuance and delivery be duly authorized, validly issued, fully paid and nonassessable.

        5.7   Form S-3. Buyer is eligible to register the Warrant Shares for resale by Buyer on a registration statement on Form S-3 under the Securities Act.

        5.8   Listing and Maintenance Requirements. Buyer has not, in the 12 months preceding the date hereof, received notice from the Nasdaq Stock Market that Buyer is not in compliance with the listing or maintenance requirements of the Nasdaq Stock Market National Market System. Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

ARTICLE VI

PRE-CLOSING COVENANTS

        6.1   Operation of Seller's Business. Seller agrees except to the extent that Buyer shall otherwise consent in writing or except as otherwise required or explicitly contemplated by this Agreement, to conduct the Seller's Business through the Closing Date in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Closing. Seller shall promptly notify Buyer of any material event, occurrence or emergency not in the ordinary course of business of Seller. In addition, prior to the Closing, Seller shall not, without the prior written consent of Buyer:

          (a)   make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $20,000 in the aggregate or any commitment or transaction of the type described in Section 4.13 hereof;

          (b)   (i) sell, license or transfer to any person or entity any rights to any Technology or Seller Intellectual Property or enter into any agreement with respect to any Technology or Intellectual Property with any person or entity or with respect to any intellectual property of any person or entity (unless such agreement is pursuant to Seller's standard licensing agreement without modification or if such agreement is for an amount less than $5,000), (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, (iii) enter into any agreement with respect to the development of any intellectual property with a third party, (iv) or change pricing or royalties charged by Seller to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed intellectual property to Seller;

          (c)   enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Seller;

          (d)   amend or otherwise modify (or agree to do so), or violate the terms of, any of the contracts and agreements set forth or described in the Seller Disclosure Schedule;

          (e)   commence or settle any litigation;

          (f)    cause or permit any amendments to the Seller's charter or bylaws, or similar governing documents;

          (g)   acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Seller's Business;

          (h)   sell, lease, license or otherwise dispose of any of the Purchased Assets, except properties or assets in the ordinary course of business;

          (i)    incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j)    grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

          (k)   grant any severance or termination pay to any director, officer, employee, consultant or contract worker, except pursuant to already existing commitments;

          (l)    adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee, consultant or contract worker, or increase the salaries or wage rates of its employees, consultants or contract workers, all except pursuant to already existing commitments;

          (m)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Seller Financial Statements;

          (n)   make or change any material election in respect of any Taxes, adopt or change any accounting method in respect of any Taxes, enter into any closing agreement, settle any claim or assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

          (o)   enter into any strategic alliance or joint marketing arrangement or agreement in connection with the conduct of the Seller's Business;

          (p)   hire any employees or terminate any employees, or encourage any employees to resign from Seller or make any commitments (whether written or oral) regarding employment with Buyer after the Closing; or

          (q)   take, or agree in writing or otherwise to take, any of the actions described in this Section 6.1, or any other action that would (i) prevent Seller from performing or cause Seller not to perform its covenants hereunder or (ii) cause or result in the breach of any of the Seller's representations and warranties contained herein.

        6.2   Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller. The foregoing shall not be construed as prohibiting Seller from indicating in response to inquiries from third parties concerning a potential acquisition that it is under a contractual obligation not to discuss such matters.

        6.3   Access to Information; Confidentiality.

          (a)   Between the date of this Agreement and the Closing Date, Seller will afford to the officers and authorized representatives of Buyer reasonable access during business hours and upon reasonable advance notice to (i) all of the sites, properties, books and records of Seller and (ii) such additional financial and operating data and other information as to the Seller's Business and properties of Seller as Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to Seller's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Closing.

          (b)   Each Party recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the other parties, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the parties' businesses. Each Party agrees that, unless there is a Closing, it will not disclose confidential information with respect to the other parties, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the other parties and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 6.3(b), unless (i) such information becomes known to the public generally through no fault of the disclosing Party, (ii) disclosure is required by law, regulation or the order of any governmental authority under color of law, or (iii) the disclosing Party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing Party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the disclosing Party shall give prior written notice thereof to the other Party and provide the other Party with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

          (c)   Each of the parties to this Agreement agrees that upon termination of this Agreement prior to any Closing, each of the parties shall return all materials received from any of the other parties without retaining a copy thereof.

        6.4   Consents, Approvals; Taking of Necessary Action.

          (a)   Subject to the terms hereof, Seller shall use commercially reasonable best efforts to (i) take, or cause to be taken, all action, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller in connection with the authorization, execution and delivery of this Agreement and the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make and cooperate with the other parties with respect to any other required submissions with respect to this Agreement and the transactions contemplated hereby required under any applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b)   Seller shall give any notices to third parties, and use its commercially reasonable efforts to obtain any third party consents that are (i) necessary to consummate the transactions contemplated hereby, or (ii) disclosed or required to be disclosed in the Seller Disclosure Schedule.

        6.5   Notification of Certain Seller Matters. Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        6.6   Stockholder Approval. As promptly as practical after the date of this Agreement, Seller shall submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption as provided by the laws of the State of Delaware and the Seller Charter Documents. Seller shall use its commercially reasonable efforts to obtain the consent of Seller's stockholders holding a number of shares of capital stock sufficient to approve this Agreement and the transactions contemplated hereby in accordance with the Seller Charter Documents and applicable Law and to enable the Closing to occur as promptly as practicable.

        6.7   Employment Matters. Prior to the Closing, Buyer will offer to the employees of Seller identified by Buyer as "Key Employees" on Schedule 6.7 ("Key Employees"), "at-will" employment by Buyer effective as of the Closing Date. Such "at-will" employment arrangements will (i) be set forth in offer letters and Proprietary Information and Invention Assignment agreements based on Buyer's standard forms (the "Employment Documents"), (ii) be subject to and in compliance with Buyer's standard human resources policies and procedures, and (iii) supersede any prior employment agreements and other arrangements with such Key Employees in effect prior to the Closing Date with Seller or any other party. Subject to the acceptance of an Offer Letter by each employee, Seller shall terminate all employment agreements and other arrangements, including all outstanding unvested options of Seller with each Key Employee effective as of the Closing Date. The Seller will not assert a claim (1) of tortious interference as a result of Buyer's recruitment of such Key Employees as of the date hereof or (2) of theft of trade secret arising from the use of residuals by such Key Employees. No term or provision of this Agreement confers any rights to continued employment of Key Employees by Buyer and no term or provision of this Agreement obligates Buyer to employ any of the Key Employees for any specific period of time.

        6.8   Financial Statements. Seller will use commercially reasonable efforts to prepare and deliver to Buyer on or before the Closing Date an unaudited consolidated balance sheet of Seller as of November 30, 2004 and the related unaudited consolidated statements of income and cash flows for the eleven-month period then ended, prepared in accordance with GAAP, subject to normal and recurring year-end adjustments and the omission of all notes required by GAAP, applied on a basis consistent with the Seller Unaudited Financial Statements and consistent with the books and records of Seller.

        6.9   Exclusivity. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 10.1 and the Closing Date, Seller will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants or other agents (collectively, the "Seller Representatives") to, directly or indirectly: (a) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal that constitutes or is reasonably likely to lead to any proposal or offer (i) for a merger, share exchange, consolidation or other business combination concerning Seller, (ii) to Seller to acquire in any manner, directly or indirectly, any material part of the assets or any equity securities of Seller, (iii)  with respect to any recapitalization or restructuring concerning Seller, or (iv) with respect to any other transaction similar to any of the foregoing relating to Seller, (b) engage in negotiations or discussions with, or provide any information or data concerning Seller to, any person (other than Buyer or any of its affiliates or representatives) relating to any such transaction, whether made before or after the date of this Agreement, or (c) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any such transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 10.1 and the Closing Date, Seller shall notify Buyer as promptly as practicable, and in any event not later than the next day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers received by Seller, its officers or its directors or, to the best of its knowledge, any other Seller Representatives, from any person that informs Seller that it is considering making, or has made, a proposal relating to a transaction described above indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep Buyer informed, on a current basis, of any changes in the status and content of any such proposals or offers. Seller agrees that it will take the necessary steps to promptly inform the Seller Representatives of the obligations undertaken in this Section 6.9.

ARTICLE VII

CONDITIONS TO THE CLOSING

        7.1   Conditions to Obligations of Both Buyer and Seller. The respective obligations of Buyer and Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the other Party:

          (a)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated in this Agreement or the other Transaction Documents shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement or the other Transaction Documents which makes the consummation of the transactions contemplated in this Agreement or the other Transaction Documents illegal. In the event an injunction or other order shall have been issued, each Party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (b)   Governmental Approval. Buyer and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated in this Agreement or the other Transaction Documents.

        7.2   Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

          (a)   Representations, Warranties and Covenants. Except as disclosed in the Buyer Disclosure Schedule, the representations and warranties of Buyer in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time. Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

          (b)   Opinion of Counsel. Seller shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

          (c)   Buyer's Deliveries. Buyer shall have delivered to Seller the items specified in Section 8.2 and shall have delivered to the Escrow Agent the Escrow Amount as specified in Section 8.2(d).

          (d)   Certificate of Buyer. Seller shall have been provided with a certificate executed on behalf of Buyer by its President and Chief Financial Officer to the effect that, as of the Closing Date:

            (i)    all representations and warranties made by Buyer under this Agreement are true and complete in all material respects; and

            (ii)   all covenants, obligations and conditions of this Agreement to be performed and complied with by Buyer on or before such date have been so performed.

        7.3   Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:

          (a)   Representations, Warranties and Covenants. Except as disclosed in the Seller Disclosure Schedule (i) the representations and warranties of Seller in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

          (b)   No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect.

          (c)   Stockholder Approval. This Agreement and the transactions contemplated in this Agreement or the other Transaction Documents shall have been approved and adopted by the stockholders of Seller and any classes of stockholder as may be required by the Seller Certificate of Incorporation and/or any contractual agreements to which Seller is bound with respect to such matters.

          (d)   Employment Agreements. Buyer and the Key Employees shall have executed and delivered Employment Documents.

          (e)   Certificate of Seller. Buyer shall have been provided with a certificate executed on behalf of Seller by its President and Chief Financial Officer to the effect that, as of the Closing Date:

            (i)    all representations and warranties made by Seller under this Agreement are true and complete in all material respects; and

            (ii)   all covenants, obligations and conditions of this Agreement to be performed and complied with by Seller on or before such date have been so performed.

          (f)    Third Party Consents. Buyer shall have been furnished with evidence satisfactory to it of the consent or approval of all lenders, lessors and other third parties whose consent or approval is required in order for Seller to consummate the transactions contemplated by this Agreement.

          (g)   Opinion of Counsel. Buyer shall have received an opinion of Holland & Knight LLP, counsel to Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

          (h)   Seller's Deliveries. Seller shall have delivered to Buyer the items specified in Section 8.4.

          (i)    Principal Stockholders. Certain securityholders of Seller holding a number of shares of capital stock or other securities of Seller sufficient to give such securityholders the right, under the Seller Charter Documents or any agreements or instruments governing such securities, to receive at least $2,680,953 of the Cash Purchase Price if Seller was liquidated immediately after the Closing shall have executed an Indemnification Agreement.

          (j)    Agreement Not to Hire. The executive officers and directors of Seller shall have executed and delivered an Agreement Not to Hire in the form of that attached hereto as Exhibit G, pursuant to which such executive officer or director agrees not to hire or solicit for employment any person that is or has been an employee or consultant of Seller for a period of two (2) years after the Closing Date.

ARTICLE VIII

CLOSING

        8.1   Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this ARTICLE VIII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel. All documents which Buyer shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

        8.2   Buyer's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 7.1 and 7.3, Buyer shall execute and/or deliver to Seller the following:

          (a)   a good and sufficient Bill of Sale, Assignment and Assumption of Liabilities Agreement for the Purchased Assets in substantially the form attached as Exhibit H hereto, covering those liabilities of Seller assumed by Buyer pursuant to Section 2.3 hereof; and

          (b)   the Cash Purchase Price, less the Escrow Amount, by wire transfer.

          (c)   a Registration Rights Agreement in the form of that attached hereto as Exhibit I.

          (d)   a Services Agreement in the form of that attached hereto as Exhibit J.

        8.3   Escrow. At the Closing, Buyer will deliver the Escrow Amount and the Warrant to the Escrow Agent pursuant to the terms and conditions of Section 11.3.

        8.4   Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 7.1 and 7.2, Seller shall deliver to Buyer physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Buyer all of the following:

          (a)   a good and sufficient Bill of Sale, Assignment and Assumption of Liabilities Agreement for the Purchased Assets in substantially the form attached as Exhibit H hereto, selling, delivering, transferring and assigning to Buyer title to all of Seller's right, title and interest to the Purchased Assets, free and clear of all Encumbrances, except as otherwise provided herein.

          (b)   releases of all Encumbrances held by any lender of Seller in any of the Purchased Assets, including, without limitation, UCC-3 termination statements;

          (c)   to the extent obtained, all necessary consents for the assignment of contracts, leases, purchase orders, sales orders and Permits which are to be assigned to Buyer or alternate arrangements with respect thereto, all as reasonably acceptable to Buyer; and

          (d)   without limitation by the specific enumeration of the foregoing, all other certificates, instruments and other documents reasonably required by Buyer from Seller to consummate the transactions contemplated hereby, including the transfer of the Purchased Assets to the Buyer, free and clear of all Encumbrances.

          (e)   a Registration Rights Agreement in the form of that attached hereto as Exhibit I.

          (f)    a Services Agreement in the form of that attached hereto as Exhibit J.

ARTICLE IX

POST-CLOSING AGREEMENTS

        9.1   Use of Trademarks; References to Seller. Seller shall cease to use and shall not license any third party to use, or consent to the use by any third party of, the name "ClientSoft" in any name, slogan, logo or trademark of Seller (or any similar or deceptively similar name, slogan, logo or trademark thereto). Seller shall use its best efforts to change its name within thirty (30) days after the Closing Date.

        9.2   Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby. Without limiting the generality of the forgoing, Seller shall assist Buyer and its designee, in every proper way, to secure the rights of Buyer in any Seller Intellectual Property Rights, including the completion and filing of any patent, trademark or copyright applications with the PTO or any other federal, state or foreign agency.

        9.3   Bulk Sales Laws. Each of Buyer and Seller hereby waives compliance by the other with the so-called "bulk sales law" and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from and hold it harmless against any liabilities, damages, costs and expenses resulting from or arising out of any action brought or levy made as a result of Seller's failure to pay its liabilities owed to creditors, other than those liabilities that have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

        9.4   The Seller's Restrictions Regarding Securities Law Matters. Seller, in connection with acquiring the Warrant, agrees to be bound by the following provisions:

          (a)   Seller will not offer, sell, or otherwise dispose of the Warrant or any Warrant Shares except in compliance with the Securities Act and the rules and regulations thereunder.

          (b)   Seller will not sell, transfer or otherwise dispose of the Warrant or any Warrant Shares unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and the Seller furnishes Buyer with reasonable proof of compliance with such Rule, (ii) in the opinion of counsel, satisfactory to Buyer and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of the Warrant or any Warrant Shares or (iii) the offer and sale of the Warrant or the Warrant Shares is registered under the Securities Act.

        9.5   Access to Buyer and Seller Records. Seller shall provide Buyer with reasonable access during normal business hours to all books of account, papers and records not transferred to Buyer hereunder (the "Seller Records") to the extent necessary in connection with the defense or prosecution of legal proceedings, any investigation related to any claim by a Seller Indemnified Party for Seller Damages; accounting or Tax matters of Buyer or governmental investigations or audits of Buyer; provided, however, Buyer shall not have access to or any right to inspect any Seller Records if Seller determines, in good faith that disclosure of such Seller Records may result in the disclosure of confidential information or trade secrets or waive any attorney client or work product privilege in favor of Seller. Buyer shall provide Seller with reasonable access during normal business hours to all hours to all books of account, papers and records transferred to Buyer hereunder (the "Buyer Records") to the extent necessary in connection with the defense or prosecution of legal proceedings, any investigation related to any claim by a Buyer Indemnified Party for Buyer Damages; accounting or Tax matters of Seller or governmental investigations or audits of Seller; provided, however, Seller shall not have access to or any right to inspect any Buyer

Records if Buyer determines, in good faith that disclosure of such Buyer Records may result in the disclosure of confidential information or trade secrets or waive any attorney client or work product privilege in favor of Buyer. , Neither Seller nor Buyer will destroy any Records during the seven-year period following the Closing without first providing notice to the other party or its successor pursuant to Section 12.1 hereof and providing the other party or its successor with any opportunity to retain copies of such Records.

        9.6   Noncompetition. Seller shall not, for a period of two (2) years from and after the Closing, compete with Buyer, directly or indirectly, in the development or marketing of any Purchased Assets or any products that compete therewith or with the Seller's Business anywhere in the world. Seller acknowledges that this covenant not to compete is ancillary to the sale of certain assets of Seller's Business from which Seller will receive good and valuable financial consideration, is reasonably necessary to protect the Seller's Business and good will being acquired by Buyer and does not impose an undue or unreasonable hardship upon Seller. If, however, any portion of this covenant is found by a court of competent jurisdiction to be unreasonable, Seller agrees that the covenant shall be reformed by the court whereby it is reasonable and, as reformed, shall be enforced by the court prospectively. Neither Seller nor any of its executive officers or directors shall hire any employees of Buyer identified on Schedule 9.6for, as to each such employee, the period of time immediately following the Closing set forth opposite such employee's name on Schedule 9.6.

ARTICLE X

TERMINATION

        10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement:

          (a)   by mutual consent of Buyer and Seller; or

          (b)   by Seller if the Closing shall not have occurred on or before December 15, 2004, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available if the failure of the Closing to occur on or before such date is the result of (i) a breach of a representation or warranty of Seller, or (ii) the failure to fulfill any obligation of Seller under this Agreement;

          (c)   by the Buyer if the Closing shall not have occurred on or before December 15, 2004, provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the Closing to occur on or before such date is the result of (i) a breach of a representation or warranty of the Buyer, or (ii) the failure to fulfill any obligation of the Buyer under this Agreement;

          (d)   by the Seller or by Buyer if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity which would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own the Purchased Assets or to operate the Seller's Business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          (e)   by the Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

          (f)    by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.3 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

          (g)   by Buyer upon a breach by Seller of the terms and conditions of Section 6.9.

        10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any Party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (i) the provisions of Sections 6.3(b), 6.3(c) and 12.14 shall remain in full force and effect and survive any termination of this Agreement; and (ii) each Party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE XI

ESCROW AND INDEMNIFICATION

        11.1 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Buyer or Seller may have as a result of such investigation or otherwise, Buyer and Seller will be entitled to rely upon the other Party's representations, warranties and covenants set forth in this Agreement. The representations and warranties in ARTICLE IV and ARTICLE V shall survive the Closing as hereinafter provided.

        11.2 Indemnification of Buyer. From and after the Closing, and subject to the provisions of Section 11.1, Seller shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, affiliates, agents and attorneys (the "Buyer Indemnified Parties") against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Buyer Indemnified Parties (a) as a result of any breach of any representation, warranty, agreement or covenant on the part of Seller under this Agreement or any of the Transaction Documents, other than breaches of the representations and warranties of Seller included in Section 4.2 (Seller's authority), Section 4.9(a) (title to Purchased Assets) and Section 4.11 (Taxes) and breaches of representations, warranties, agreements and covenants resulting from fraud of Seller (b) as a result of any breach of representations, warranties, agreements and covenants contained in Section 4.2 (Seller's authority), Section 4.9(a) (title to Purchased Assets) and Section 4.11 (Taxes), (c) as a result of any breach of any representation, warranty, agreement or covenant on the part of Seller under this Agreement or any of the Transaction Documents resulting from fraud, (d) arising from any Retained Liabilities or Excluded Assets, and (e) arising out of the ownership or operation of the Purchased Assets or the Seller Business on or prior to the Closing or the distribution or allocation to the securityholders of Seller of any portion of the Purchase Price (collectively the "Buyer Damages"). "Buyer Damages" as used herein is not limited to matters asserted by third parties, but includes Buyer Damages incurred or sustained by a Buyer Indemnified Party in the absence of claims by a third party. Unless otherwise specified herein, the indemnification obligations of Seller under (x) Section 11.2(a), (d) and (e) will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date, (y) Section 11.2(b) shall survive until thirty (30) days after the expiration of the applicable statutes of limitations, and (z) Section 11.2(c) shall survive indefinitely.

        11.3 Escrow and Satisfaction of Claims for Buyer Damages.

          (a)   At the Closing, Buyer will deposit the Escrow Amount and the Warrant with U.S. Bank National Association, as Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Buyer Indemnified Parties for any Buyer Damages suffered by them and for any purchase price adjustment determined pursuant to Section 3.4. The Escrow Amount shall be invested at the written direction of the Buyer and the Seller. In the absence of such written direction, funds shall be invested in a U.S. Bank Money Market Account, which is FDIC insured.

          (b)   Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for one (1) year (the "Escrow Period"). Upon the expiration of the Escrow Period, and within two (2) business days thereafter, the Escrow Fund shall be released to the Seller, less an amount of property in the Escrow Fund having a value equal to the sum of (i) all amounts theretofore delivered out of the Escrow Fund to the Buyer Indemnified Parties pursuant to this ARTICLE XI, (ii) an amount equal to such portion of the Escrow Fund which, subject to the objection of the Seller and the subsequent arbitration of the matter in a manner consistent with this ARTICLE XI, is necessary to satisfy any unsatisfied claims specified in any Buyer Damages Certificate delivered to the Seller prior to the end of the Escrow Period, and (iii) all amounts delivered out of the Escrow Fund to the Buyer pursuant to Section 11.7, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as such claims have been resolved (such resolution to be evidenced by the written agreement of Buyer and the Seller or the written decision of the arbitrators as described below), and within two (2) business days thereafter, the Escrow Agent shall deliver to the Seller the remaining cash and/or Warrant included in the Escrow Fund that are not required to satisfy any remaining claims.

          (c)   As partial security for the indemnity provided for in Section 11.2 and by virtue of this Agreement, the Escrow Agent shall deliver to a Buyer Indemnified Party an amount of property out of the Escrow Fund having a value equal to the amount of Buyer Damages incurred or sustained by such Buyer Indemnified Party. Any Buyer Damages shall first be satisfied out of the Escrow Fund to the extent of the value of property remaining in the Escrow Fund; provided, however, that the delivery of property out of the Escrow Fund shall not be the Buyer Indemnified Parties' exclusive remedy against Seller for any Buyer Damages incurred or sustained by the Buyer Indemnified Parties, and the Buyer Indemnified Parties may recover any Buyer Damages incurred or sustained by the Buyer Indemnified Parties in excess of the Escrow Fund.

          (d)   Any Buyer Damages of Buyer may be satisfied, in whole or in part, at the option of the Buyer, by the cancellation of a portion of the Warrant. If the Buyer elects to cancel a portion of the Warrant in satisfaction of any Buyer Damages, the number of shares of Buyer Common Stock to be issued upon exercise of the Warrant (the "Warrant Shares") as of immediately prior to the satisfaction of such Buyer Damages shall be reduced to a number equal to (i) the number of Warrant Shares subject to the Warrant immediately prior to the satisfaction of such Buyer Damages, less (ii) (A) the amount of such Buyer Damages to be satisfied by cancellation of a portion of the Warrant, divided by (B) the Warrant Value Per Share. For purposes of this ARTICLE XI, the value of the Warrant at any time shall equal the maximum number of Warrant Shares issuable upon exercise of such Warrant at such time, multiplied by the Warrant Value Per Share. If a portion of the Warrant is cancelled in satisfaction of any Buyer Damages, the Escrow Agent shall deliver to the Buyer the certificate evidencing the Warrant, upon which Buyer will cancel such certificate and will reissue to the Escrow Agent a certificate representing the right to acquire, upon exercise, such number of Warrant Shares as have not been canceled pursuant to this Section 11.3(d).

          (e)   In the event that a Buyer Indemnified Party has incurred or sustained Buyer Damages or reasonably anticipates that it will incur or sustain Buyer Damages, such Buyer Indemnified Party shall deliver to Seller and the Escrow Agent (if delivered on or before the expiration of the Escrow Period) a certificate signed by any officer of Buyer (a "Buyer Damages Certificate") (i) stating that the Buyer Indemnified Party has incurred or sustained Buyer Damages or reasonably anticipates that it could incur or sustain Buyer Damages and (ii) specifying in reasonable detail the individual items of Buyer Damages included in the amount so stated, the date each such item was paid, sustained or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other indemnity to which such item is related.

          (f)    Seller shall have twenty (20) days to object to any claim or claims made in a Buyer Damages Certificate. In the event that Seller has not objected within such twenty (20) day period, then (i) as to claims for Buyer Damages made in the Buyer Damages Certificates delivered on or before the expiration of the Escrow Period, the Escrow Agent shall deliver to the Buyer Indemnified Party, on or before ten (10) days after the expiration of such twenty (20) day period, an amount out of the Escrow Fund equal to the amount set forth in the Buyer Damages Certificate, and (ii) as to claims for Buyer Damages included in the Buyer Damages Certificates delivered after the expiration of the Escrow Period, Seller shall deliver to the Buyer Indemnified Party, on or before ten (10) days after the expiration of such twenty (20) day period, an amount of cash equal to the amount set forth in the Buyer Damages Certificate. In the event that Seller so objects within such twenty (20) day period, such objection must be in the form of a certificate signed by an officer of Seller delivered to Buyer and the Escrow Agent (if applicable) (a "Seller Objection Certificate"), which certificate shall set forth the item or items of Buyer Damages in the Buyer Damages Certificate to which Seller is objecting and a reasonable basis for each such objection.

          (g)   For a period of fifteen (15) days after the delivery of a Seller Objection Certificate, Buyer and Seller shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If such an agreement is reached as to all or any portion of the Buyer Damages that are subject to the Seller Objection Certificate, then a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum. If no such agreement can be reached after good faith negotiation, either Buyer or Seller may demand arbitration of the matter after the expiration of the fifteen (15) day period set forth in this subsection (g). In such event, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within fifteen (15) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, then, within ten (10) days after the end of such fifteen (15) day period, Buyer and Seller shall each select one arbitrator. The two arbitrators so selected shall select an arbitrator to conduct the arbitration.

          (h)   Any such arbitration shall be held in Delaware under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in a Buyer Damages Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Within thirty (30) days after a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party.

          (i)    Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute between Buyer Indemnified Party and Seller under this ARTICLE XI.

        11.4 Indemnification of Seller; Satisfaction of Claims for Seller Damages.

          (a)   From and after the Closing, and subject to the provisions of Section 11.1, Buyer shall indemnify and hold harmless Seller and its stockholders, directors, officers, employees, affiliates, agents and attorneys (the "Seller Indemnified Parties") against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Seller Indemnified Parties (i) as a result of any breach of any representation, warranty, agreement or covenant on the part of Buyer under this Agreement or any of the Transaction Documents, (ii) arising from any Assumed Liabilities, including the obligations under the Assumed Contracts, but excluding any liability or obligation arising out of or relating to a breach of or default under an Assumed Contract that occurred on or before the Closing, and excluding any liability or obligation arising out of or related to a breach of a representation, warranty or covenant of Seller under this Agreement or the Transaction Documents, and (iii) to the extent it arises exclusively out of the ownership or operation of the Purchased Assets or the Seller Business after the Closing (collectively the "Seller Damages"). "Seller Damages" as used herein is not limited to matters asserted by third parties, but includes Seller Damages incurred or sustained by a Seller Indemnified Party in the absence of claims by a third party. Unless otherwise specified herein, the indemnification obligations of Buyer under this Section 11.4 will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date.

          (b)   In the event that a Seller Indemnified Party has incurred or sustained Seller Damages or reasonably anticipates that it will incur or sustain Seller Damages, such Seller Indemnified Party shall deliver to Buyer a certificate signed by any officer of Seller (a "Seller Damages Certificate") (i) stating that the Seller Indemnified Party has incurred or sustained Seller Damages or reasonably anticipates that it could incur or sustain Seller Damages and (ii) specifying in reasonable detail the individual items of Seller Damages included in the amount so stated, the date each such item was paid, sustained or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other indemnity to which such item is related. Buyer shall have twenty (20) days to object to any claim or claims made in a Seller Damages Certificate. In the event that Buyer has not objected within such twenty (20) day period, then Buyer shall deliver to the Seller Indemnified Party, on or before ten (10) days after the expiration of such twenty (20) day period, an amount of cash equal to the amount set forth in the Seller Damages Certificate. In the event that Buyer so objects within such twenty (20) day period, such objection must be in the form of a certificate signed by an officer of Buyer delivered to Seller (a "Buyer Objection Certificate"), which certificate shall set forth the item or items of Seller Damages in the Seller Damages Certificate to which Buyer is objecting and a reasonable basis for each such objection.

          (c)   For a period of fifteen (15) days after the delivery of a Buyer Objection Certificate, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If such an agreement is reached as to all or any portion of the Seller Damages that are subject to the Buyer Objection Certificate, then a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either Seller or Buyer may demand arbitration of the matter after the expiration of the fifteen (15) day period set forth in this subsection (c). In such event, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Seller and Buyer. In the event that, within fifteen (15) days after submission of any dispute to arbitration, Seller and Buyer cannot mutually agree on one arbitrator, then, within ten (10) days after the end of such fifteen (15) day period, Seller and Buyer shall each select one arbitrator. The two arbitrators so selected shall select an arbitrator to conduct the arbitration. Any such arbitration shall be held in Delaware under the rules then in effect of the American Arbitration Association. Such arbitration shall be conducted in accordance with Section 11.3(h). The decision of the arbitrator as to the validity and amount of any claim for Seller Damages shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Within thirty (30) days after a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute between Seller Indemnified Party and Buyer under this ARTICLE XI.

        11.5 Third Party Claims. In the event either any Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") becomes aware of a third party claim that the Indemnified Party reasonably believes may result in a demand for indemnification, the Indemnified Party shall notify Seller or the Buyer, as applicable (the "Indemnifying Party") of such claim, and the Indemnifying Party shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such claim with third party claimants shall be determinative of the amount of Buyer Damages or Seller Damages, as the case may be, relating to such matter. In the event the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this ARTICLE XI to the amount of any claim by the Indemnified Party with respect to such settlement.

        11.6 Maximum Liability; Basket. Notwithstanding anything to the contrary contained herein, (i) Seller's aggregate indemnification obligation under Section 11.2, other than its indemnification obligations under Section 11.2(c), shall never exceed the sum of (A) $10,500,000 and (B) the value of the Warrant as of the Closing, (ii) Seller's aggregate indemnification obligation under Section 11.2(c) shall be without limit, (iii) the Buyer Indemnified Parties shall not be entitled to indemnification for Buyer Damages under Sections 11.2(a), (b), (d) and (e) unless the aggregate amount of such Buyer Damages equals or exceeds $200,000 (the "Basket Amount"), in which case the Buyer Indemnified Parties shall be entitled to the entire amount of such Buyer Damages including Buyer Damages covered by the Basket Amount, (iv) Buyer's aggregate indemnification obligation under Section 11.4 shall never exceed the sum of (A) $10,500,000 and (B) the value of the Warrant as of the Closing, and (v) the Seller Indemnified Parties shall not be entitled to indemnification for Seller Damages under Sections 11.4 unless the aggregate amount of such Seller Damages equals or exceeds the Basket Amount, in which case the Seller Indemnified Parties shall be entitled to the entire amount of such Seller Damages including Seller Damages covered by the Basket Amount.

        11.7 Purchase Price Adjustment. Any amounts due to Buyer under Section 3.4 shall be paid to Buyer out of the Escrow Fund. Upon determination of the amount of all claims against Seller for reimbursement under Section 3.4, Buyer and Seller shall deliver to Escrow Agent written instructions, signed by each Buyer and Seller, as to the amount of property to be delivered to Buyer pursuant to this Section 11.7.

        11.8 Escrow Agent's Duties.

          (a)   The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and an officer of Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (b)   The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such funds as trust funds in accordance with the terms of this Agreement and not as property of Buyer, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (c)   The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (d)   The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (e)   The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (f)    The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of Buyer and Seller, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Buyer and Seller may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be appointed by Buyer with the approval of Seller, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Buyer and Seller a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

          (g)   In performing any duties hereunder, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

          (h)   If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall await the arbitrators' decision as specified in Section 11.3(h), and act to make or withhold payments out of the Escrow Fund in accordance with such decision.

          (i)    Buyer and Seller and their respective successors and assigns shall, jointly and severally, indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement.

        11.9 Escrow Agent Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer in accordance with the standard fee schedule of the Escrow Agent.

ARTICLE XII

GENERAL PROVISIONS

        12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a Party as shall be specified by like notice):

    (a)
    if to Buyer, to:

      NEON Systems, Inc.
      14100 Southwest Freeway, Suite 500
      Sugar Land, Texas 77478
      Attention: Brian D. Helman
      Facsimile No.: (281) 242-3880
      Telephone No.: (281) 491-4200

      and a copy to:

      Wilson Sonsini Goodrich & Rosati, Professional Corporation
      8911 Capital of Texas Highway, Suite 3350
      Austin, Texas 78759
      Attention: Paul R. Tobias
      Facsimile No.: (512) 338-5499
      Telephone No.: (512) 338 5400

    (b)
    if to Seller, to:

      ClientSoft, Inc.
      10988 SW 59th Ct.
      Pinecrest, Florida 33156
      Attention: William W. Wilson, III
      Facsimile No.: (305) 513-5717
      Telephone No.: (305) 666-1426

      and a copy to:

      Holland & Knight LLP
      701 Brickell Avenue, Suite 3000
      Miami, FL 33131

      Attention: Rodney H. Bell, Esq.
      Facsimile No.: (305) 789-7799
      Telephone No.: (305) 789-7639

    (c)
    if to Escrow Agent, to:

      U.S. Bank National Association
      One California Street, Suite 2550
      San Francisco, CA 94111
      Attn: Sheila K. Soares, Vice President & Account Manager
      Facsimile No.: (415) 273-4591
      Telephone No.: (415) 273-4532

        12.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. As used herein, the words "knowledge" or "known" shall, with respect to Seller, mean the actual knowledge of the officers and directors of Seller, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Seller or made to the "knowledge" of Seller. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Seller Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person any rights or remedies hereunder.

        12.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        12.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        12.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        12.8 Assignment. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, are assignable by Seller and Buyer only upon the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        12.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        12.10 Attorneys' Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

        12.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        12.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

        12.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

        12.14 Transaction Expenses. Whether or not the Closing occurs, Seller and Buyer will bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if the Buyer terminates this Agreement pursuant to Section 10.1(f) or 10.1(g), then within five (5) days after the date of such termination, Seller shall pay to Buyer the amount of $250,000.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:
NEON SYSTEMS, INC.
By:	/s/ BRIAN D. HELMAN Brian D. Helman, Chief Financial Officer
SELLER:
CLIENTSOFT, INC.
By:	/s/ WILLIAM W. WILSON, III William W. Wilson, III President, Chief Executive Officer and Assistant Secretary
ESCROW AGENT:
U.S. BANK NATIONAL ASSOCIATION
By:	/s/ SHEILA K. SOARES
Name:	Sheila K. Soares
Title:	Vice President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

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  Exhibit 2.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
ARTICLE III PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VI PRE-CLOSING COVENANTS
ARTICLE VII CONDITIONS TO THE CLOSING
ARTICLE VIII CLOSING
ARTICLE IX POST-CLOSING AGREEMENTS
ARTICLE X TERMINATION
ARTICLE XI ESCROW AND INDEMNIFICATION
ARTICLE XII GENERAL PROVISIONS